MERRILL LYNCH CALIFORNIA MUNICIPAL SERIES TRUST

MERRILL LYNCH CALIFORNIA INSURED MUNICIPAL BOND FUND

FILE # 811-4264

SERIES 1

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
07/27/01	City of San Jose CA Airport Revenue Bonds Series 2001 A 5.25% 03/01/18	$2,960,000.	$158,455,000.	Lehman Brothers

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